Exhibit 99.01
DEVELOPERS DIVERSIFIED
For Immediate Release:

Contact:	Michelle M. Dawson Vice President of Investor Relations 216-755-5455
DEVELOPERS DIVERSIFIED ANNOUNCES PRICING OF $250 MILLION
OF CONVERTIBLE SENIOR NOTES AND REPURCHASE
OF $48.3 MILLION IN COMMON SHARES
CLEVELAND, OH; AUGUST 23, 2006 - Developers Diversified Realty Corporation (NYSE: DDR) today announced it priced its offering of $250 million aggregate principal amount of convertible senior unsecured notes due 2011 and will repurchase of $48.3 million of its common shares.
The notes will pay interest semiannually at a rate of 3.50% per annum and mature on August 15, 2011. The notes will have an initial conversion rate of approximately 15.3589 common shares per $1,000 principal amount of the notes, representing a conversion price of approximately $65.11 per common share and a conversion premium of approximately 22.5% based on the last reported sale price of $53.15 per common share on August 22, 2006. The initial conversion rate is subject to adjustment under certain circumstances. The notes will be convertible, upon the occurrence of specified events and during the period beginning on June 15, 2011 and ending on the second business day prior to the maturity date, into cash up to their principal amount and Developers Diversified’s common shares in respect of the remainder, if any, of the conversion value in excess of such principal amount. Closing of the sale of the notes and repurchase by Developers Diversified of $48.3 million of its common shares is expected to occur on August 28, 2006. Net proceeds from this offering are estimated to be approximately $244.45 million, after deducting estimated fees and expenses of approximately $5.55 million which will result in an all in effective annual interest rate of less than 4%.
In connection with the offering, Developers Diversified has entered into a convertible note hedge transaction with an affiliate of an initial purchaser of the notes to increase the effective conversion price of the notes to $74.41 per common share, which represents a 40.0% premium based on the August 22, 2006 closing price of $53.15 per common share. This transaction is also intended to minimize the potential dilution upon future conversion of the notes. The net cost of the convertible note hedge was approximately $10.3 million and will be accounted for as an effective hedge through its maturity and included in the equity section of Developers Diversified’s balance sheet and therefore not included in interest expense.
In connection with the convertible note hedge transaction, the counterparty has advised Developers Diversified that it or its affiliates has entered into simultaneously with the pricing of the notes, and may enter into shortly after pricing, various derivative transactions with respect to Developers

Diversified common shares. In addition, following pricing of the notes, the counterparty or its affiliates may enter into or unwind various derivatives and/or continue to purchase or sell Developers Diversified common shares in secondary market transactions, including during the observation period relating to any conversion of the notes.
Developers Diversified expects to use the net proceeds from the offering to repurchase $48.3 million of its common shares at a price of $53.15 per common share, to fund the $10.3 million cost of the convertible note hedge transaction, to repay outstanding debt under its senior unsecured credit facility, which bears interest at LIBOR plus 60 basis points, and for other general business purposes.
The notes will be sold through an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.
This release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common shares that may be issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Developers Diversified considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Developers Diversified’s expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to Developers Diversified’s Annual Report on Form 10-K for the year ended December 31, 2005.